Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

17 November 2022

Matter No.: 865371/108554059
852 2842 9530
Richard.Hall@conyers.com

Luokung Technology Corp.

B9-8, Block B, SOHO Phase II, No 9

Guanghua Road

Chaoyang District

Beijing

People’s Republic of China

Dear Sir/ Madam,

Re: Luokung Technology Corp. (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 17 November 2022 (the "Registration Statement"), the base prospectus dated 17 November 2022 (the “Prospectus”) and the prospectus supplement dated 17 November 2022 (the “Prospectus Supplement”), relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act").

The Registration Statement and the Prospectus Supplement relate to (A) the offering by the Company of up to US$300,000,000 of (i) ordinary shares, par value US$0.01 each ("Ordinary Shares"), (ii) preferred shares, par value US$0.01 each (“Preference Shares”, together with the Ordinary Shares, the “Equity Securities”), (iii) warrants of the Company to purchase the Ordinary Shares or Preference Shares (“Warrants”), (iv) subscription rights to purchase Ordinary Shares or Preference Shares (“Subscription Rights”), (v) debt securities of the Company (“Debt Securities”), and (vi) units comprised of one or more of the Equity Securities, Warrants, Subscription Rights or Debt Securities (“Units”, together with the Warrants, the Subscription Rights and the Debt Securities, the “non-Equity Securities”, and collectively with the Equity Securities, the ”Securities”) described in the Registration Statement in any combination; (B) the offering by certain selling shareholders of the Company of up to 57,015,024 Ordinary Shares issuable upon exercise of outstanding warrants of the Company; and (C) the sale by a selling shareholder of the Company of up to 10,000,000 Ordinary Shares.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the following documents:

1.1.	the Registration Statement;

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Michael J. Makridakis, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.2.	the Prospectus;

1.3.	the Prospectus Supplement.

The documents listed in items 1.1 through 1.3 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.4.	the certificate of incorporation, the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs at 3:00 p.m. on 16 November 2022;

1.5.	resolutions in writing signed by all the directors of the Company and dated 31 October 2022 (the “Resolutions”);

1.6.	a certificate of good standing issued by the Registrar of Corporate Affairs and dated 26 October 2022; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Company and its subsidiaries (if any) do not own an interest in any land in the British Virgin Islands;

2.6.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that on the date of entering into the Documents, the date of allotment (where applicable) and issuance of any non-Equity Securities the Company is, and after any such allotment and issuance the Company is and will be able to, pay its liabilities as they become due;

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2.8.	none of the parties to any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to any Securities is or will be carrying on unauthorised financial services business for the purposes of the Financial Services Commission Act of the British Virgin Islands;

2.9.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

2.10.	that the Company will issue the Securities in furtherance of its objects as set out in its memorandum of association;

2.11.	that the memorandum and articles of association of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.12.	that the Company will have sufficient authorised shares available to issue under its memorandum of association to effect the issue of any Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any non-Equity Securities;

2.13.	that the form and terms of any and all non-Equity Securities, the issuance and sale of any Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands;

2.14.	that no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities;

2.15.	none of the Securities have been offered or issued to residents of the British Virgin Islands;

2.16.	that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.17.	that the non-Equity Securities to be offered and sold will be valid and binding in accordance with their terms pursuant to the applicable governing law;

2.18.	that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting, warrant or similar agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

2.19.	that, upon the issue of any Equity Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.20.	the validity and binding effect under the laws of the United States of America of the Documents and that the Registration Statement, the Prospectus and the Prospectus Supplement will be duly filed with the Commission.

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3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any offer, issuance and sale of any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Equity Securities, may be subject to the Common Law rules that damages against the Company are only available where the purchaser of such Equity Securities rescinds such agreement; and

(f)	may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

3.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	Upon the due issuance of any Equity Securities, and payment of the consideration therefor, such Equity Securities will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3.	Upon the due issuance, execution and delivery of any non-Equity Securities by the Company and payment of the consideration therefor, such non-Equity Securities will constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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